Exhibit 5.1

July 21, 2006

Aventine Renewable Energy Holdings, Inc.
1300 South 2nd Street
Pekin, IL 61555

Ladies and Gentlemen:

        Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (Registration No. 333-132881) (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 20,881,025 shares of its common stock, par value $0.001 per share (the "Shares") as described in the Registration Statement, all of which are to be offered and sold by stockholders of the Company identified in the Registration Statement.

        We, as your counsel, have examined such documents and such matters of fact and law as we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued and are fully paid and non-assessable.

        We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,
                              /s/ Davis Polk & Wardwell